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                                  EXHIBIT 11.1

                NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES
                   CALCULATION OF PRIMARY EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)


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
                                                                       Year Ended
                                            -----------------------------------------------------------------
                                              1994          1993          1992           1991          1990
                                            --------      -------       -------        -------       --------
INCOME (LOSS) FROM
CONTINUING OPERATIONS                       $(14,473)     $10,138       $(6,284)       $  (629)      $(21,061)
                                            ========      =======       =======        =======       ========

NET INCOME (LOSS)                           $(63,925)     $(9,619)      $   515        $ 5,359       $(14,939)
                                            ========      =======       =======        =======       ========

COMMON STOCK:
  Shares outstanding from beginning
    of period                                 29,405       29,968        29,822         29,718         29,596

  Pro rata shares:
    Stock options exercised                      134           41           136             12              1

  Shares purchased for treasury,
    from date of purchase                         (7)        (380)           (6)            --             --

  Assumed exercise of stock options
    using treasury stock method                  108          226           344            386             15

  Shares issued for restricted stock              --           --            --             --             31
                                            --------      -------       -------        -------       --------
  Weighted average number of shares
    outstanding                               29,640       29,855        30,296         30,116         29,643
                                            ========      =======       =======        =======       ========

PRIMARY EARNINGS (LOSS) PER SHARE
FROM CONTINUING OPERATIONS                  $   (.49)     $   .34       $  (.21)       $  (.02)      $   (.71)
                                            ========      =======       =======        =======       ========

PRIMARY EARNINGS (LOSS) PER SHARE           $  (2.16)     $  (.32)      $   .02        $   .18       $   (.50)
                                            ========      =======       =======        =======       ========
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